Exhibit 10.13

2004 THAMES WATER / RWE LONG TERM INCENTIVE PLAN

SECTION 1

PURPOSE

1. The purpose of the 2004 Thames Water / RWE Long Term Incentive Plan (the “Plan”) is to reward certain selected employees for their strong leadership and commitment to the financial interests and growth of American Water and Participating Companies by providing an opportunity to receive a one time additional cash payment based on the contribution of the financial results of American Water and Participating Companies to the overall value of RWE stock.

SECTION 2

DEFINITIONS

2. Terms used in this Plan will have the following meanings:

2.1.	“American Water” means American Water Works Company, Inc., a Delaware corporation, and any successor thereto.

2.2.	“Award” means a Participant’s benefit under the Plan as described in Section 4.

2.3.	“Board” means the Board of Directors of American Water or its designee, including, without limitation, the Committee, as defined in Section 2.8 or any other individual, committee, group or entity designated by the Board to administer and interpret this Plan.

2.4.	“Cause” shall mean unreasonable or willful neglect of duty, material performance issues, disloyalty, or business or personal conduct which is inconsistent with the standards of reasonable employee conduct, in each case as determined in good faith by the Committee.

2.5.	“Committee” means the Board or any special committee appointed by the Board to administer the Plan.

2.6.	“Disability” means a disability as determined under the applicable long-term disability plan maintained by the Participating Company that employs such Participant.

2.7.	“Participant” means a person designated by the Board pursuant to Section 3.

2.8.	“Participating Company” or “Participating Companies” means an entity or entities, a majority of whose shares or other ownership interests are held directly or indirectly by American Water, that has an employee or employees participating in the Plan.

2.9.	“Plan Period” means the period beginning January 1, 2004 through July 24, 2007.

2.10.	“Retirement” means retirement as determined under the retirement benefit plan maintained by the Participating Company that employs such Participant. If that Participating Company maintains or participates in a defined benefit plan retirement shall mean a termination of employment under circumstances that entitle the Participant to an immediately payable benefit under that plan.

2.11.	“RWE” means RWE Aktiengesellschaft, a publicly traded German company and ultimate parent of the Thames Water Group.

2.12.	“RWE Share Unit” means a unit representation of the value of a share of RWE publicly traded stock.

2.13.	“RWE Group” means Thames Water, American Water, their subsidiaries and any other RWE owned entities engaged in the water business in the United States.

2.14.	“Thames Water” means Thames Water Company, the parent company of the Thames Water Group entities engaged in the water business in the United States.

SECTION 3

PARTICIPANTS

3. The Board shall, in its sole discretion, designate those individuals who shall be Participants in the Plan. All Participants shall receive notification of their participation in the Plan. No individual shall have a right to participation in this Plan unless that right is set out in a written notice (the “Notice”) advising that individual of his/her selection as a participant.

SECTION 4

CALCULATION OF AWARD

4. Award. Each Participant shall be awarded a specific number of RWE Share Units. That number will be based, in part, on $59.23 (the closing price of an RWE Share on March 23, 2005). The Board, in its sole discretion, shall approve the number of RWE Share Units to be awarded to each Participant. Each Participant shall be notified of his/her Award.

4.1.	Value of Award. The value of the Award granted to each Participant shall be determined by multiplying the number of RWE Share Units awarded to that Participant by the closing price of an actual RWE Share on the exchange on which those shares are then publicly traded on July 23, 2007, provided that for purposes of this Plan RWE Share price shall not exceed $90.00. The closing price of an RWE Share on July 23, 2007 shall be determined by converting Euros to Dollars based on the average starting and closing exchange rates in effect on July 23, 2007.

SECTION 5

PAYMENT OF AWARD

5. Subject to Section 6, the Award will be paid to each Participant who is actively employed by American Water or a Participating Company on July 24, 2007. The Award will be paid in cash no later than August 31, 2007.

SECTION 6

TERMINATION OF EMPLOYMENT; SALE OF THE COMPANY; ACQUISITIONS

6. Termination of Employment. If a Participant’s employment is terminated prior to July 24, 2007, payment, if any, will be made in accordance with this Section 6.

6.1.	Death, Disability, Retirement. If termination of a Participant’s employment is due to death, Disability, Retirement or layoff, a prorated Award based on full months’ participation in the Plan during the Plan Period will be paid.

6.2.	Termination of Employment. If a Participant’s employment terminates before July 24, 2007 for any reason other than those described in Section 6.1 above, such Participant shall forfeit all entitlement to any Award.

6.3.	Transfer Between Companies. If a Participant transfers from a Participating Company to any entity a majority of whose shares or ownership interests are held directly or indirectly by RWE, the Committee shall have the sole discretion to determine the effect of the transfer on the Participant’s Award and the amount of any payment thereof.

6.4.	RWE Group Members. If either Thames Water, American Water or any Participating Company ceases to be a member of the RWE Group, the Plan will continue in effect with its terms.

SECTION 7

ADMINISTRATION

7.1.	Committee’s Responsibility. The Plan is administered by the Committee. The Committee has the power to adopt and revise rules relating to the Plan and to make all necessary or desirable interpretations concerning the Plan and all decisions relating to entitlement hereunder. A majority of the members of the Committee acting at a meeting, or a majority of all members of the Committee acting by a signed statement in writing, shall be required for the Committee to act with respect to the Plan.

7.2.

Indemnification. American Water shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of American Water) arising from any act or failure to act with respect to the Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct

SECTION 8

GENERAL PROVISIONS

8. Other provisions of this Plan are as follows:

8.1.	Committee Action. Any determination by the Committee in carrying out or administering the Plan is final and binding for all purposes upon the Participants and all other interested persons and their heirs, successors and personal representatives.

8.2.	Withholding. Each Participating Company will withhold from any Award payable hereunder to a Participant employed by that Company an amount sufficient to satisfy any legally required federal, state, local or foreign withholding tax requirements.

8.3.	No Right to Employment. No action of American Water or any Participating Company in establishing the Plan, nor any provision of the Plan, nor any action taken by American Water, any Participating Company, the Board or the Committee under the Plan will be construed as giving to any person the right to become or to remain an employee of American Water or any Participating Company.

8.4.	No Transfer of Rights. Except for payment to a Participant’s estate of any part of a Participant’s Award, a Participant’s rights hereunder are not transferable by a Participant. Any attempt to transfer, assign, pledge or dispose of in any manner the rights hereunder contrary to the provisions hereof or the levy of any execution, attachment or similar process upon a Participant’s rights shall be null and void and without effect and shall cause the Participant’s rights to be forfeited.

8.5.	Unfunded; Subordination. The Plan shall be entirely unfunded and no provision shall at any time be made with respect to segregating assets of American Water or any Participating Company for payment of any amounts hereunder. No Participant or other person shall have any interest in any particular assets of American Water or any Participating Company by reason hereof and any such Participant or other person shall have only the rights of a general unsecured creditor of the Participating Company. American Water and any Participating Company may enter into any agreement with any other creditor subordinating all right to payment hereunder on such terms and to such extent as American Water or Participating Company deems advisable in its sole discretion. Any such agreement shall be deemed to amend the Plan as if fully set forth herein and shall be binding upon the Participant and his/her estate.

8.6.	Offset. Notwithstanding anything in the Plan to the contrary, if a Participant becomes entitled to an Award under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to American Water or a Participating Company, then American Water, such Participating Company or the Committee may, in its sole and absolute discretion, offset such amount owed to American Water or the Participating Company (as applicable) against the Award otherwise payable.

8.7.	Nature of Participation. The Plan does not and shall not give any Participant equity interest in American Water or any Participating Company, nor does it or shall it entitle any Participant to any voting rights or dividends.

8.8.	Notices. Any notice to a Participant in the Plan shall be sent to the address on file with the Participating Company. Notice shall be deemed to have been received upon actual receipt or, if sooner, five (5) days after such notice has been mailed to the Participant.

8.9.	Governing Law. The Plan and the rights of all persons claiming under the Plan shall be construed and determined in accordance with the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof. The courts of the State of New Jersey shall have exclusive jurisdiction in any or all actions arising under the Plan.

8.10.	Headings. All headings preceding the text of the Sections hereof are inserted solely for reference and shall not constitute a part of the Plan, or affect its meaning, construction or effect.

SECTION 9

AMENDMENTS

9. The Board may amend the Plan or any designation hereunder, in whole or in part, at any time or from time to time without the consent of any of the Participants; provided that an amendment made at or after the end of the Plan period may not materially adversely alter the rights of a Participant hereunder without obtaining the approval of the affected Participants. Notwithstanding the foregoing, any amendment required by state or Federal statutes or regulations may be made at anytime without the consent of the Participants even if such amendment materially adversely alters the rights of a Participant hereunder.

9.1.	Recapitalizations, etc. In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of RWE affecting RWE Shares, the Committee shall adjust the number of RWE Share Units awarded hereunder as it shall determine to be reasonably necessary to maintain the relationship between the value of an RWE Share and the value of an RWE Share Unit as in effect on the date this Plan is adopted. Any such adjustment shall be made in an equitable manner which reflects the effect of such transaction or event.

SECTION 10

TERMINATION

10. The Board may terminate the Plan (or, participation in the Plan with respect to a Participating Company) in its sole and absolute discretion at any time without notice to the Participants. Awards made prior to termination of the Plan shall be treated in the same manner as a calculation of a prorated award and all unpaid accrued Awards will be paid within 60 days of such Plan termination (provided that a Participant has not been terminated for Cause prior to such payment).

SECTION 11

GOVERNMENT REGULATION

11. Adoption, implementation and interpretation of the Plan is subject at all times to state and federal governmental statutes and regulations, and no award will be granted or paid if, in the sole opinion of the Board, to do so would be a violation of any such statute or regulation.

SECTION 12

EFFECTIVE DATE AND DURATION

12. The Plan is effective for the period beginning on January 1, 2004 and ending July 24, 2007.